PS BUSINESS PARKS, INC.

EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Three Months Ended March 31,
	2005	2004
Income from continuing operations	$14,787	$11,571
Minority interest	4,373	6,344
Interest expense	282	1,266

Earnings from continuing operations available to cover fixed charges	$19,442	$19,181

Fixed charges (1)	$282	$1,266
Preferred stock dividends	9,769	7,825
Preferred partnership distributions	2,691	5,077

Combined fixed charges and preferred distributions	$12,742	$14,168

Ratio of earnings from continuing operations to fixed charges	68.9	15.2

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.5	1.4

	2004	2003	2002	2001	2000
Income from continuing operations	$48,917	$49,822	$48,155	$46,337	$46,567
Minority interest	25,573	30,833	29,028	26,293	25,276
Interest expense	3,054	4,015	5,324	1,715	1,481

Earnings from continuing operations available to cover fixed charges	$77,544	$84,670	$82,507	$74,345	$73,324

Fixed charges (1)	3,054	4,015	5,612	2,806	2,896
Preferred stock dividends	33,020	15,784	15,412	8,854	5,088
Preferred partnership distributions	20,245	19,240	17,927	14,107	12,185

Combined fixed charges and preferred distributions	$56,319	$39,039	$38,951	$25,767	$20,169

Ratio of earnings from continuing operations to fixed charges	25.4	21.1	14.7	26.5	25.3

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	2.2	2.1	2.9	3.6

1.	Fixed charges include interest expense plus capitalized interest

PS BUSINESS PARKS, INC.

EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended March 31,
	2005	2004
FFO	$25,881	$23,447
Interest expense	282	1,266
Minority interest in income – preferred units	2,691	5,077
Preferred stock distributions	9,769	7,825

FFO available to cover fixed charges	$38,623	$37,615

Fixed charges (2)	$282	$1,266
Preferred stock dividends: (3)	9,769	5,959
Preferred partnership distributions: (3)	2,691	4,810

Combined fixed charges and preferred distributions paid	$12,742	$12,035

Ratio of FFO to fixed charges	137.0	29.7

Ratio of FFO to combined fixed charges and preferred distributions paid	3.0	3.1

	2004	2003	2002	2001	2000
FFO (1)	$97,214	$97,448	$104,543	$95,472	$88,181
Interest expense	3,054	4,015	5,324	1,715	1,481
Minority interest in income – preferred units	20,245	19,240	17,927	14,107	12,185
Preferred stock distributions	33,020	15,784	15,412	8,854	5,088

FFO available to cover fixed charges	$153,533	$136,487	$143,206	$120,148	$106,935

Fixed charges (2)	$3,054	$4,015	$5,612	$2,806	$2,896
Preferred stock dividends: (3)	31,154	15,784	15,412	8,854	5,088
Preferred partnership distributions: (3)	17,106	19,240	17,927	14,107	12,185

Combined fixed charges and preferred distributions paid	$51,314	$39,039	$38,951	$25,767	$20,169

Ratio of FFO to fixed charges	50.3	34.0	25.5	42.8	36.9

Ratio of FFO to combined fixed charges and preferred distributions paid	3.0	3.5	3.7	4.7	5.3

1.	FFO has been adjusted to include the effect of impairment charges

2.	Fixed charges include interest expense plus capitalized interest

3.	Excludes EITF Topic D-42 distributions